Exhibit 99.1

Cadence Bancorporation reports

THIRD quarter 2017 RESULTs

HOUSTON, TEXAS (October 24, 2017) – “We are pleased with the positive progress we are able to report with our third quarter results.  We had a good quarter in many respects.   Credit looks good with one basis point net charge-offs and declines in nonperforming assets.  Loan and deposit growth was solid.  We can see nice linked quarter operating leverage with improved efficiency ratio to 52.2% and returns on average tangible common equity of 13.0% and return on average assets of 1.29%.  I am grateful to our many hard-working bankers who have been focused on improving our results and doing a great job for clients,” said Paul Murphy, Cadence’s Chairman and Chief Executive Officer.

Highlights:

•	Net income for the third quarter of 2017 was $32.6 million, a 12% increase compared to second quarter of 2017 net income of $29.0 million.
•	On a per-share basis, net income was $0.39 per diluted common share for the third quarter of 2017, compared to $0.35 in the second quarter of 2017.
•

Annualized returns on average assets, common equity and tangible common equity(1) for the third quarter of 2017 were 1.29%, 9.78% and 13.04%, respectively, as compared to  1.19%, 9.29% and 12.63%, respectively, for the second quarter of 2017.

•	Total assets were $10.5 billion as of September 30, 2017, an increase of $1.1 billion, or 11%, as compared to $9.4 billion as of September 30, 2016.
•	Loans were $8.0 billion as of September 30, 2017, an increase of $821.6 million, or 11%, as compared to $7.2 billion at September 30, 2016.
•	Core deposits (total deposits excluding brokered) of $7.7 billion as of September 30, 2017 grew $941.8 million, or 14%, from September 30, 2016.

Period End Balance Sheet:

Cadence continued to enjoy solid growth, completing the third quarter of 2017 with total assets of $10.5 billion, an increase of $1,058.3 million, or 11.2%, from September 30, 2016, and an increase of $690.7 million, or 7.0%, from June 30, 2017.

Organic loan production and pipelines remain robust.  Loans at September 30, 2017 were $8.0 billion, an increase of $821.6 million, or 11.4%, compared with $7.2 billion at September 30, 2016, reflecting growth primarily in our specialized, general C&I and residential portfolios.  Linked quarter loans increased $312.3 million, or 4.0%, from $7.7 billion at June 30, 2017, reflecting growth in general C&I, commercial real estate and residential portfolios.

Cadence’s energy lending portfolio remained a consistent portion of total loans, with balances totaling $933.0 million, or 11.6%, of total loans at September 30, 2017, as compared to $902.3 million, or 11.7%, of total loans at June 30, 2017.  At September 30, 2017, Midstream continued to make up the largest component of energy loans at 59.8%, followed by Exploration and Production at 31.6% and Energy Services at 8.6%.

(1) Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Core deposits were $7.7 billion at September 30, 2017, an increase of 14.0%, or $941.8 million, compared to September 30, 2016, and an increase of 6.8%, or $489.6 million, compared to June 30, 2017.  The increases in core deposits were a result of expansion of commercial deposit relationships and treasury management services impacting noninterest bearing and interest bearing deposits, as well as retail time deposit growth.  As of September 30, 2017, brokered deposits totaled $0.8 billion (9.7% of total deposits) as compared to September 30, 2016 at $1.2 billion (14.9% of total deposits) and June 30, 2017 at $0.7 billion (9.4% of total deposits).  Total deposits at September 30, 2017 were $8.5 billion, an increase of $583.8 million, or 7.4%, compared with $7.9 billion at September 30, 2016, reflecting the growth in core deposits offset by $358.0 million, or 30.3%, reduction in brokered deposits.  Linked quarter total deposits increased $570.7 million, or 7.2%, from $7.9 billion at June 30, 2017, due primarily to core deposit growth with an increase of $144.1 million, or 19.4% in brokered deposits during the quarter.  Noninterest bearing deposits as a percent of total deposits increased to 24.4%, representing the fourth consecutive quarterly increase.  Wholesale funds to total assets were 10.2% at September 30, 2017 compared to 12.5% and 9.4% at September 30, 2016 and June 30, 2017, respectively.

On April 13, 2017, we executed on our initial public offering, issuing 8.6 million shares with net proceeds adding $155.7 million to tangible common equity during the second quarter.  This offering resulted in an increase in average diluted shares to 84.0 million for the third quarter of 2017, as compared to 75.3 million and 82.0 million in the third quarter of 2016 and second quarter of 2017, respectively.

Results of Operations for the Quarter:

Net income for the third quarter of 2017 was $32.6 million, up 393.1% from net income of $6.6 million in the third quarter of 2016, and up 12.5% from net income of $29.0 million in the second quarter of 2017.  The year-over-year net income improvement was driven by earning assets and revenue growth, net interest margin expansion, expense control and improved credit costs including provision expense of $1.7 million for the three months ended September 30, 2017, compared to a provision expense of $29.6 million for the same period in 2016.  The increase in net income as compared to the three months ended June 30, 2017 was due primarily to organic balance sheet and revenue growth combined with a modest increase in expenses and improved credit costs, including a decline of $5.0 million in loan provisions compared to the prior quarter.  Pre-tax, pre-provision earnings(1) were $51.8 million for the third quarter of 2017 as compared to $49.2 million in the second quarter of 2017.  On a per-share basis, net income was $0.39 per diluted common share for the third quarter of 2017, compared to $0.09 a year earlier and $0.35 for the linked quarter.  Earnings per share for the period ending September 30, 2017 reflects increases in net income offset by the $0.04 dilutive effect of the common stock offering in the second quarter of 2017.  During the three months ended September 30, 2017 annualized returns on average assets, common equity and tangible common equity(1) were 1.29%, 9.78% and 13.04%, respectively, as compared to 0.28%, 2.35% and 3.36%, respectively, for the third quarter of 2016, and 1.19%, 9.29% and 12.63% for the second quarter of 2017.

The effective tax rate for the quarter ended September 30, 2017 was 34.9% as compared to 24.2% in the third quarter of 2016 and 31.9% in the second quarter of 2017.  The effective tax rate for the nine months ended September 30, 2017 was 33.3% as compared to 31.4% for the nine months ending September 30, 2016.

(1) Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Our fully tax-equivalent net interest margin (“NIM”) for the third quarter of 2017 was 3.52% as compared to 3.27% for the third quarter of 2016 and 3.71% for the second quarter of 2017.  The increase in NIM year-over-year resulted from increases in earning asset yields due largely to the impact of short-term rate increases on our floating rate loans during the periods, lagging deposit cost increases, and the impact of decreased interest-sensitive brokered deposits and increased noninterest bearing deposits during the periods.  These year-over-year factors also favorably impacted the margin as compared to the second quarter of 2017; however they were more than offset by lower recovery income (excess accretion) on acquired loans due to timing variability of accelerated payoffs and paydowns driving such revenue (recovery income was $0.3 million in the third quarter of 2017 as compared to $1.4 million in the third quarter of 2016 and $4.5 million in the second quarter of 2017), which resulted in the decline in NIM in the third quarter of 2017 compared to the prior quarter.

Earning asset yields for the third quarter of 2017 were 4.30%, up from 3.91% in the third quarter of 2016 and down from 4.45% in the second quarter of 2017.  Yield on loans, excluding acquired-impaired loans, were 4.41%, 3.96% and 4.36% for the third quarter of 2017, third quarter of 2016 and second quarter of 2017, respectively, demonstrating the interest-sensitivity inherent in the loan portfolio.  Total loan yields increased to 4.55% for the third quarter of 2017 versus 4.24% for the third quarter of 2016.  Total cost of deposits for the third quarter of 2017 was 64 basis points versus 47 basis points in the prior year’s quarter and 59 basis points in the linked quarter.  Total cost of funds for the third quarter of 2017 was 84 basis points versus 69 basis points in the prior year’s quarter and 81 basis points in the linked quarter.

Net interest income for the third quarter of 2017 was $81.2 million as compared to $70.4 million during the same period in 2016, an increase of $10.7 million, or 15.2%, driven by both strong loan growth during the period and meaningful increases in the yield on loans.  Net interest income decreased $1.2 million, or 1.5%, from $82.4 million in the second quarter of 2017, due to higher level of accretion income in the second quarter of 2017 from acquired-impaired loans.  Interest income on loans, excluding acquired-impaired loans, was $84.3 million for the third quarter of 2017, an increase of $15.9 million, or 23.3%, from the third quarter of 2016, and an increase of $4.4 million or 5.5% from the second quarter of 2017.  Total accretion for acquired credit-impaired loans was $5.8 million in the third quarter of 2017, down $2.8 million from the third quarter of 2016 and down $4.7 million from the second quarter of 2017, as described above, due to the accelerated timing of certain payoffs and paydowns in acquired loans recognized during third quarter of 2016 and second quarter of 2017.

Noninterest income for the third quarter of 2017 was $27.1 million as compared to $22.8 million during the same period in 2016, an increase of $4.3 million, or 19.0%.  The year-over-year change included an increase in service fees and revenue to $23.0 million at September 30, 2017 versus $20.9 million for September 30, 2016 reflecting broad based business line growth during the year. Compared to the second quarter of 2017, noninterest income increased $4.1 million or 18.0% from $23.0 million for the second quarter of 2017.  The third quarter of 2017 included increases in other revenue due to net valuation increases in certain investment assets accounted for under the equity method and a one-time $1.1 million gain on the sale of a specialty insurance unit.  Assets under management increased slightly to $5.6 billion during the quarter.

Noninterest expense for the third quarter of 2017 was $56.5 million as compared to $54.9 million during the same period in 2016, an increase of $1.7 million, or 3.0%.  Salaries and employee benefits expense of $35.0 million in the third quarter of 2017 increased $3.9 million, or 12.6%, compared to the third quarter of 2016, including a $1.8 million increase in certain long-term incentive plan costs related to achieving higher levels of performance targets and the increase in our company valuation.  These costs were offset by lower FDIC insurance assessments, intangible asset amortization and other expenses as a result of expense management efforts.  Linked quarter, noninterest expenses increased $0.4 million, or 0.7%, from $56.1 million for the second quarter of 2017.

The efficiency ratio(1) for the third quarter of 2017 was 52.20%, an improvement relative to both the third quarter of 2016 and second quarter of 2017 ratios of 58.87% and 53.27%, respectively, reflecting ongoing focus on efficiency and revenue growth.  The third quarter of 2017 represents the eighth consecutive quarter of improvements in the efficiency ratio for Cadence.

Asset Quality:

Nonperforming assets (“NPAs”) continued to decline during the quarter, totaling $121.8 million, or 1.5%, of total loans, OREO and other NPAs as of September 30, 2017, down from $141.4 million, or 1.8%, as of June 30, 2017, and down from $182.4 million, or 2.5%, as of September 30, 2016.  The declines are due primarily to resolutions, paydowns and general improvement of energy credits.  At September 30, 2017, $98.2 million, or 80.6%, of the NPAs related to the energy portfolio, down from $109.4 million at June 30, 2017.  Additionally, of the $82.0 million in energy nonperforming loans included in total nonperforming assets as of September 30, 2017, over 85% were paying in accordance with contractual terms.

Net-charge offs were $173 thousand during the quarter ended September 30, 2017, as compared to $25.6 million for the three months ended September 30, 2016 and $1.8 million for the three months ended June 30, 2017.  The allowance for credit losses (“ACL”) was $94.8 million, or 1.18% of total loans, as of September 30, 2017, as compared to $91.2 million, or 1.26% of total loans, as of September 30, 2016 and $93.2 million, or 1.21% of total loans, as of June 30, 2017.  At September 30, 2017, the ACL included reserves for the energy portfolio of 2.49% as compared to 3.22% as of September 30, 2016 and 3.15% as of June 30, 2017.  Loan provisions for the third quarter of 2017 were $1.7 million as compared to $29.6 million in the prior year quarter and $6.7 million in the second quarter of 2017.  The declines in loan provisions resulted primarily from the reduction in non-performing loans and related valuation reserves, improved environmental factors in the energy sector and lower net charge-offs.  As of September 30, 2017, the ACL also included approximately $2.0 million in reserves specifically associated with heightened risks surrounding our certain of our mortgage loan customers impacted by the hurricanes in the quarter.

Two “Category 4” hurricanes moved through our geographic footprint during the quarter.  Hurricane Harvey made landfall in Texas in late August and Hurricane Irma hit Florida in early September.  Our technology and operations in the affected areas continued to function throughout the storms, and we were able to re-open all but one of our 25 branches in the impacted footprint for regular business hours within days of the storm and with negligible repairs and costs, and all branches are now open.  Based on our outreach to and analysis of our commercial customers, most with robust business continuity and disaster recovery plans, we have not identified any expected losses in the commercial portfolio to date.  Based on our outreach to and analysis of our mortgage customers in the impacted areas, and in consideration of factors that increase the risks associated with these mortgages, we concluded that increasing reserves by approximately $2.0 million was appropriate as of September 30, 2017.  We will continue to closely monitor all of our impacted customers as recovery efforts continue in the area.

(1) Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Supplementary Financial Tables (Unaudited):

Supplementary Financial Tables (Unaudited) are included in this release following the customary disclosure information.

Third Quarter 2017 Earnings Conference Call:

Cadence Bancorporation executive management will host a conference call to discuss third quarter 2017 results on Wednesday, October 25, 2017, at 10.00 a.m. CT / 11:00 a.m. ET.   Slides to be presented by management on the conference call can be viewed by visiting www.cadencebancorporation.com and selecting “Events & Presentations” then “Event Calendar”.

Conference Call Access:

To access the conference call, please dial one of the following numbers approximately 10-15 minutes prior to the start time to allow time for registration, and use the Elite Entry Number provided below.

Dial in (toll free):	1-888-317-6003
International dial in:	1-412-317-6061
Canada (toll free):	1-866-284-3684
Participant Elite Entry Number:	9803175

For those unable to participate in the live presentation, a replay will be available through November 8, 2017.  To access the replay, please use the following numbers:

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	1-855-669-9658
Replay Access Code:	10112857
End Date:	November 8, 2017

Webcast Access:

A webcast of the conference call as well as the slides to be presented by management can be viewed by visiting www.cadencebancorporation.com and selecting “Events & Presentations” then “Event Calendar”.

About Cadence Bancorporation

Cadence Bancorporation (NYSE:CADE) is a $10.5 billion in assets regional bank holding company headquartered in Houston, Texas. Through its affiliates, Cadence operates 65 locations in Alabama, Florida, Mississippi, Tennessee and Texas, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions. Services and products include commercial and business banking, treasury management, specialized lending, commercial real estate, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, business and personal insurance, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards. Clients have access to leading-edge online and mobile solutions, interactive teller machines, and 56,000 ATMs. The Cadence team of 1,200 associates is committed to exceeding customer expectations and helping their clients succeed financially. Cadence Bank, N.A., Cadence Insurance, and Linscomb & Williams are direct or indirect subsidiaries of Cadence Bancorporation.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.  Such factors include, without limitation, the “Risk Factors” referenced in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the following factors: business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic market areas; economic, market, operational, liquidity, credit and interest rate risks associated with our business; lack of seasoning in our loan portfolio; deteriorating asset quality and higher loan charge-offs; the laws and regulations applicable to our business; our ability to achieve organic loan and deposit growth and the composition of such growth; increased competition in the financial services industry, nationally, regionally or locally; our ability to maintain our historical earnings trends; our ability to raise additional capital to implement our business plan; material weaknesses in our internal control over financial reporting; systems failures or interruptions involving our information technology and telecommunications systems or third-party servicers; the composition of our management team and our ability to attract and retain key personnel; the fiscal position of the U.S. federal government and the soundness of other financial institutions; the composition of our loan portfolio, including the identify of our borrowers and the concentration of loans in energy-related industries and in our specialized industries; the portion of our loan portfolio that is comprised of participations and shared national credits; and the amount of nonperforming and classified assets we hold. Cadence can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and Cadence does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “efficiency ratio,” “adjusted noninterest expenses,” “adjusted operating revenue,” “tangible common equity ratio,” “tangible book value per share” and “return on average tangible common equity” and “pre-tax, pre-provision net earnings,” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.  A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables (Table 7).

###

Contact Information

Media contact:

Danielle Kernell

713-871-4051

danielle.kernell@cadencebank.com

Investor relations contact:

Valerie Toalson

713-871-4103 or 800-698-7878

vtoalson@cadencebancorporation.com

Table 1 - Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except per share data)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Statement of Operations Data:
Interest income	$99,503	$99,375	$89,619	$87,068	$84,654
Interest expense	18,340	16,991	14,861	14,570	14,228
Net interest income	81,163	82,384	74,758	72,498	70,426
Provision for credit losses	1,723	6,701	5,786	(5,222)	29,627
Net interest income after provision	79,440	75,683	68,972	77,720	40,799
Noninterest income - service fees and revenue	23,014	22,144	22,489	20,605	20,879
- other noninterest income	4,110	845	1,616	1,755	1,912
Noninterest expense	56,530	56,134	54,321	55,394	54,876
Income before income taxes	50,034	42,538	38,756	44,686	8,714
Income tax expense	17,457	13,570	12,639	15,701	2,107
Net income	$32,577	$28,968	$26,117	$28,985	$6,607
Period-End Balance Sheet Data:
Investment securities, available-for-sale	$1,198,032	$1,079,935	$1,116,280	$1,139,347	$1,031,319
Total loans, net of unearned income	8,028,938	7,716,621	7,561,472	7,432,711	7,207,313
Allowance for credit losses	94,765	93,215	88,304	82,268	91,169
Total assets	10,502,261	9,811,557	9,720,937	9,530,888	9,444,010
Total deposits	8,501,102	7,930,383	7,841,710	8,016,749	7,917,289
Noninterest-bearing deposits	2,071,594	1,857,809	1,871,514	1,840,955	1,642,480
Interest-bearing deposits	6,429,508	6,072,574	5,970,196	6,175,794	6,274,809
Borrowings and subordinated debentures	572,683	499,266	682,568	331,712	332,787
Total shareholders’ equity	1,340,848	1,304,054	1,105,976	1,080,498	1,111,783
Average Balance Sheet Data:
Investment securities, available-for-sale	$1,169,182	$1,099,307	$1,125,174	$1,060,821	$1,110,836
Total loans, net of unearned income	7,867,794	7,650,048	7,551,173	7,375,446	7,225,365
Allowance for credit losses	94,706	90,366	82,258	95,042	93,132
Total assets	10,024,871	9,786,355	9,670,593	9,596,574	9,400,145
Total deposits	8,139,969	7,940,421	8,025,068	7,925,281	7,843,582
Noninterest-bearing deposits	1,982,784	1,845,447	1,857,657	1,784,422	1,697,633
Interest-bearing deposits	6,157,185	6,094,974	6,167,411	6,140,859	6,145,949
Borrowings and subordinated debentures	484,798	510,373	474,976	500,045	368,192
Total shareholders’ equity	1,320,884	1,251,217	1,090,905	1,094,182	1,118,603

Table 1 (Continued) - Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except per share data)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Per Share Data:(3)
Earnings
Basic	$0.39	$0.35	$0.35	$0.39	$0.09
Diluted	0.39	0.35	0.35	0.38	0.09
Book value per common share	16.03	15.59	14.75	14.41	14.82
Tangible book value (1)	12.10	11.64	10.33	9.97	10.37
Weighted average common shares outstanding
Basic	83,625,000	81,918,956	75,000,000	75,000,000	75,000,000
Diluted	83,955,685	81,951,795	75,672,750	75,402,525	75,258,375
Performance Ratios:
Return on average common equity (2)	9.78%	9.29%	9.71%	10.54%	2.35%
Return on average tangible common equity (1) (2)	13.04	12.63	13.96	15.16	3.36
Return on average assets (2)	1.29	1.19	1.10	1.20	0.28
Net interest margin (2)	3.52	3.71	3.46	3.31	3.27
Efficiency ratio (1)	52.20	53.27	54.95	58.40	58.87
Asset Quality Ratios:
Total nonperforming assets ("NPAs") to total loans and OREO and other NPAs (4)	1.51%	1.82%	2.25%	2.22%	2.52%
Total nonperforming loans to total loans (4)	0.96	1.36	1.77	1.73	2.13
Total ACL to total loans	1.18	1.21	1.17	1.11	1.26
ACL to total nonperforming loans ("NPLs")	122.66	88.81	65.80	63.83	59.34
Net charge-offs to average loans (2)	0.01	0.09	(0.01)	0.20	1.41
Capital Ratios:
Total shareholders’ equity to assets	12.77%	13.29%	11.38%	11.34%	11.77%
Tangible common equity to tangible assets (1)	9.95	10.27	8.25	8.13	8.54
Common equity tier 1 (CET1) (transitional)	10.79	10.92	8.99	8.84	8.82
Tier 1 leverage capital	11.12	11.00	9.10	8.89	8.73
Tier 1 risk-based capital	11.17	11.31	9.36	9.19	9.17
Total risk-based capital	13.18	13.41	11.43	11.22	11.38
_____________________

(1) - Considered a non-GAAP financial measure. See Table 7 "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2) - Annualized.
(3) - 75,000,000 of our outstanding shares are owned by our parent-holding company Cadence Bancorp LLC

(4) - Included in our NPAs as of September 30, 2017 is an $9.9 million nonperforming energy credit that has been reclassified as held-for-sale (HFS) and is being carried at lower of cost or market value ("LOCOM"). Because this credit has been reclassified to HFS it has not been included in our investment loan portfolio ratios in order for these ratios to be comparable to prior periods.

Table 2 - Average Balances/Yield/Rates

	Three Months Ended September 30,
	2017			2016
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income(1)
Originated and ANCI loans	$7,587,556	$84,321	4.41%	$6,869,321	$68,411	3.96%
ACI portfolio	280,238	5,840	8.27	356,044	8,656	9.67
Total loans	7,867,794	90,161	4.55	7,225,365	77,067	4.24
Investment securities
Taxable	760,269	4,610	2.41	796,625	3,866	1.93
Tax-exempt (2)	408,913	5,046	4.90	314,211	3,671	4.65
Total investment securities	1,169,182	9,656	3.28	1,110,836	7,537	2.70
Federal funds sold and short-term investments	267,684	1,072	1.59	354,720	662	0.74
Other investments	49,661	380	3.04	42,896	673	6.25
Total interest-earning assets	9,354,321	101,269	4.30	8,733,817	85,939	3.91
Noninterest-earning assets:
Cash and due from banks	60,760			45,873
Premises and equipment	65,308			69,247
Accrued interest and other assets	639,188			644,340
Allowance for credit losses	(94,706)			(93,132)
Total assets	$10,024,871			$9,400,145
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$4,329,086	$7,300	0.67%	$4,130,126	$4,494	0.43%
Savings deposits	180,099	113	0.25	180,452	110	0.24
Time deposits	1,648,000	5,665	1.36	1,835,371	4,676	1.01
Total interest-bearing deposits	6,157,185	13,078	0.84	6,145,949	9,280	0.60
Other borrowings	349,925	2,926	3.32	234,072	2,670	4.54
Subordinated debentures	134,873	2,336	6.87	134,120	2,278	6.76
Total interest-bearing liabilities	6,641,983	18,340	1.10	6,514,141	14,228	0.87
Noninterest-bearing liabilities:
Demand deposits	1,982,784			1,697,633
Accrued interest and other liabilities	79,220			69,768
Total liabilities	8,703,987			8,281,542
Stockholders' equity	1,320,884			1,118,603
Total liabilities and stockholders' equity	$10,024,871			$9,400,145
Net interest income/net interest spread		82,929	3.20%		71,711	3.04%
Net yield on earning assets/net interest margin			3.52%			3.27%
Taxable equivalent adjustment:
Investment securities		(1,766)			(1,285)
Net interest income		$81,163			$70,426
_____________________
(1) Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2) Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 35%.

Table 3 – Loan Interest Income Detail

	For the Three Months Ended,
(In thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Loan Interest Income Detail
Interest income on loans, excluding ACI loans	$84,321	$79,904	$73,869	$71,237	$68,411
Scheduled accretion for the period	5,550	6,075	6,331	6,845	7,296
Recovery income for the period	290	4,450	610	968	1,360
Accretion on acquired credit impaired (ACI) loans	5,840	10,525	6,941	7,813	8,656
Loan interest income	$90,161	$90,429	$80,810	$79,050	$77,067

Loan yield, excluding ACI loans	4.41%	4.36%	4.14%	4.03%	3.96%
ACI loan yield	8.27	14.02	8.89	9.21	9.67
Total loan yield	4.55%	4.74%	4.34%	4.26%	4.24%

	For the Nine Months Ended September 30,		For the Years Ended December 31,
(In thousands)	2017	2016	2016	2015
Loan Interest Income Detail
Interest income on loans, excluding ACI loans	$238,095	$197,747	$268,984	$216,422
Scheduled accretion for the period	17,955	24,024	30,870	46,042
Recovery income for the period	5,350	4,732	5,699	9,970
Total accretion income on purchased loans (ACI loans)	23,305	28,756	36,569	56,012
Loan interest income	$261,400	$226,503	$305,553	$272,434

Loan yield, excluding ACI loans	4.31%	3.92%	3.95%	3.63%
ACI loan yield	10.41	9.92	9.75	10.49
Total loan yield	4.54%	4.25%	4.25%	4.20%

Table 4 - Allowance for Credit Losses

	For the Three Months Ended
(In thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Balance at beginning of period	$93,215	$88,304	$82,268	$91,169	$87,147
Charge-offs	(581)	(2,879)	(551)	(3,922)	(26,868)
Recoveries	408	1,089	801	243	1,263
Net (charge-offs) recoveries	(173)	(1,790)	250	(3,679)	(25,605)
Provision for (reversal of) credit losses	1,723	6,701	5,786	(5,222)	29,627
Balance at end of period	$94,765	$93,215	$88,304	$82,268	$91,169

Table 5 -Noninterest Income

	Three Months Ended
(In thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Noninterest Income
Investment advisory revenue	$5,283	$5,061	$4,916	$4,821	$4,733
Trust services revenue	4,613	4,584	5,231	4,109	3,959
Service charges on deposit accounts	3,920	3,784	3,815	3,614	3,555
Credit-related fees	3,306	2,741	2,747	2,875	2,690
Insurance revenue	1,950	1,828	2,130	1,577	1,863
Bankcard fees	1,803	1,862	1,812	1,813	1,823
Mortgage banking revenue	965	1,213	866	1,019	1,459
Other service fees earned	1,174	1,071	972	777	797
Total service fees and revenue	23,014	22,144	22,489	20,605	20,879
Securities (losses) gains, net	1	(244)	81	1,267	1,386
Other	4,109	1,089	1,535	488	526
Total other noninterest income	4,110	845	1,616	1,755	1,912
Total noninterest income (GAAP)	27,124	22,989	24,105	22,360	22,791
Less: Securities (losses) gains	1	(244)	81	1,267	1,386
Adjusted noninterest operating revenue (Non-GAAP measure)	$27,123	$23,233	$24,024	$21,093	$21,405

Table 6 -Noninterest Expense

	Three Months Ended
(In thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Noninterest Expenses
Salaries and employee benefits	$35,007	$34,682	$34,267	$28,139	$31,086
Premises and equipment	7,419	7,180	6,693	7,475	7,130
Intangible asset amortization	1,136	1,190	1,241	1,555	1,607
Net cost of operation of other real estate owned	453	427	296	1,117	1,126
Data processing	1,688	1,702	1,696	1,767	1,530
Special asset expenses	215	469	140	670	477
Consulting and professional fees	2,069	1,502	1,139	2,288	2,040
Loan related expenses	532	757	280	1,236	985
FDIC insurance	889	954	1,493	1,517	1,912
Communications	650	675	655	741	535
Advertising and public relations	521	499	345	344	303
Legal expenses	612	508	432	662	337
Branch closure expenses	50	47	46	47	52
Other	5,289	5,542	5,598	7,836	5,756
Total noninterest expenses	$56,530	$56,134	$54,321	$55,394	$54,876

Table 7 - Reconciliation of Non-GAAP Financial Measures

	As of and for the Three Months Ended
(In thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Efficiency ratio
Noninterest expenses (numerator)	$56,530	$56,134	$54,321	$55,394	$54,876
Net interest income	$81,163	$82,384	$74,758	$72,498	$70,426
Noninterest income	27,124	22,989	24,105	22,360	22,791
Operating revenue (denominator)	$108,287	$105,373	$98,863	$94,858	$93,217
Efficiency ratio	52.20%	53.27%	54.95%	58.40%	58.87%
Adjusted noninterest expenses and operating revenue
Noninterest expense	$56,530	$56,134	$54,321	$55,394	$54,876
Less: Branch closure expenses	50	47	46	47	52
Adjusted noninterest expenses	$56,480	$56,087	$54,275	$55,347	$54,824
Net interest income	$81,163	$82,384	$74,758	$72,498	$70,426
Noninterest income	27,124	22,989	24,105	22,360	22,791
Less: Securities (losses) gains, net	1	(244)	81	1,267	1,386
Adjusted operating revenue	$108,286	$105,617	$98,782	$93,591	$91,831
Tangible common equity ratio
Shareholders’ equity	$1,340,848	$1,304,054	$1,105,976	$1,080,498	$1,111,783
Less: Goodwill and other intangible assets, net	(329,124)	(330,261)	(331,450)	(332,691)	(334,246)
Tangible common shareholders’ equity	1,011,724	973,793	774,526	747,807	777,537
Total assets	10,502,261	9,811,557	9,720,937	9,530,888	9,444,010
Less: Goodwill and other intangible assets, net	(329,124)	(330,261)	(331,450)	(332,691)	(334,246)
Tangible assets	$10,173,137	$9,481,296	$9,389,487	$9,198,197	$9,109,764
Tangible common equity ratio	9.95%	10.27%	8.25%	8.13%	8.54%
Tangible book value per share
Shareholders’ equity	$1,340,848	$1,304,054	$1,105,976	$1,080,498	$1,111,783
Less: Goodwill and other intangible assets, net	(329,124)	(330,261)	(331,450)	(332,691)	(334,246)
Tangible common shareholders’ equity	$1,011,724	$973,793	$774,526	$747,807	$777,537
Common shares issued	83,625,000	83,625,000	75,000,000	75,000,000	75,000,000
Tangible book value per share	$12.10	$11.64	$10.33	$9.97	$10.37
Return on average tangible common equity
Average common equity	$1,320,884	$1,251,217	$1,090,905	$1,094,182	$1,118,603
Less: Average intangible assets	(329,816)	(330,977)	(332,199)	(333,640)	(335,215)
Average tangible common shareholders’ equity	$991,068	$920,240	$758,706	$760,542	$783,388
Net income	$32,577	$28,968	$26,117	$28,985	$6,607
Return on average tangible common equity	13.04%	12.63%	13.96%	15.16%	3.36%
Pre-tax, pre-provision net earnings
Income before taxes	$50,034	$42,538	$38,756	$44,686	$8,714
Plus: Provision for credit losses	1,723	6,701	5,786	(5,222)	29,627
Pre-tax, pre-provision net earnings	$51,757	$49,239	$44,542	$39,464	$38,341